UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2023

AWAYSIS CAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21477	27-0514566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Lakeside Drive, Suite 100, Miramar, Florida 33027

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 795-3311

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On September 12, 2023, the Board of Directors of Awaysis Capital, Inc. (the “Company”) accepted the resignation of Amir Vasquez, the Company’s then-Chief Financial Officer. Also on September 12, 2023, Andrew Trumbach, the Company’s current President and a director, was reappointed as Chief Financial Officer of the Company to replace Mr. Vasquez. Dr. Trumbach is remaining as President and a director of the Company.

No payments have been made to Mr. Vasquez as a result of his resignation with the Company.

Dr. Trumbach’s employment with the Company will continue to be governed by his existing employment agreement dated February 13, 2023 (the “Agreement”).

Pursuant to the Agreement, Dr. Trumbach will receive an annual base salary of $750,000 (the “Base Salary”), retroactive to December 1, 2021 which was the approximate date he commenced his employment relationship with the Company. The Base Salary will be reviewed on an annual basis to determine potential increases, if any, based on Dr. Trumbach’s performance and that of the Company. The Base Salary may be paid in shares of the Company’s common stock or cash depending on cash availability and as agreed to by the Company and Dr. Trumbach.

Dr. Trumbach was granted (a) restricted shares of Company common stock equal in value to $500,000 and at an assumed per share value of par value, or 50,000,000 shares (the “Restricted Stock”), which Restricted Stock shall vest 50% on the date of grant and 50% on December 1, 2023, and (b) options to purchase an aggregate of 11,250,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, and which shall vest upon grant. He will also be entitled to participate in the Company’s incentive plans from time to time. Additionally, Dr. Trumbach may earn an annual bonus of up to 100%-400% of Base Salary, payable based on objectives and performance in the previous fiscal year.

Dr. Trumbach is also entitled to customary benefits and vacation, and is subject to customary confidentiality, ownership of intellectual property, non-disparagement, non-solicitation and non-compete provisions, as described in the Agreement.

The Agreement may be terminated by the Company at any time without prior notice for “Cause”, as defined in the Agreement. Upon termination for Cause, Dr. Trumbach will be provided with any unpaid, earned Base Salary up to the date of termination.

The Agreement may be terminated at any time without Cause, and provided that Dr. Trumbach executes a general release, the Company shall pay to Dr. Trumbach an amount equal to 12-months’ Base Salary (the “Severance”) plus accrued unused vacation; provided that the Company shall not be required to pay the Severance in the event the Company elects to enforce the Agreement’s non-competition provisions and pay salary post-termination pursuant to the terms of the Agreement.

Dr. Trumbach can terminate the Agreement and his employment at any time for any reason on 30 days prior written notice. In case of “Good Reason,” as defined in the Agreement, the Company shall pay to Dr. Trumbach the Severance plus accrued unused vacation; provided that the Company shall not be required to pay the Severance in the event the Company elects to enforce the Agreement’s non-competition provisions and pay salary post-termination pursuant to the terms of the Agreement.

If Dr. Trumbach dies while employed, the Agreement shall terminate immediately and the Company shall pay to his estate, any earned Base Salary and accrued vacation, if any, that is unpaid up to the date of his death. The Company may terminate the Agreement as a result of any mental or physical disability or illness which results in (a) Dr. Trumbach being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (b) Dr. Trumbach being subject to a permanent or indefinite inability to perform essential functions based on the opinion of a qualified medical provider chosen by the Company. Such termination will be effective on the date designated by the Company, and Dr. Trumbach will be paid his annual Base Salary, accrued vacation, if any, and certain benefits as set out in the Agreement through the date of termination.

The foregoing is a brief description of the Agreement, and is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 10, 2023

AWAYSIS CAPITAL, INC.

	By:	/s/ Andrew Trumbach
	Name:	Andrew Trumbach
	Title:	President and CFO